Exhibit 10.2

Fourth Amendment: Transition to Hourly Compensation

Effective Date: December 1st 2025

Subject: Amendment to Compensation Structure

This letter serves as an official amendment to your existing employment agreement, specifically regarding your method of compensation.

The following change will take effect on the Effective Date stated above:

●	From Global/Fixed Monthly Compensation: Your current compensation structure of a fixed, global monthly salary will be discontinued.

●	To Hourly Wage: Your salary will transition to an hourly compensation basis. You will be compensated at an hourly rate of 185 ILS per hour worked.

Key Details:

1.	Work Hours and Prior Approval: All work hours, including regular hours and any potential overtime, must be approved in advance by the company chairman or a designated representative thereof. Work performed without prior approval may not be compensated.

2.	Tracking: You will be required to accurately record and submit your working hours monthly.

3.	Payment Schedule: You will receive your wages based on the hours recorded and approved for the preceding pay period.

All other terms and conditions outlined in your original employment agreement, including benefits and role responsibilities, remain unchanged and in full effect.

Please sign and return a copy of this amendment to acknowledge your understanding and acceptance of this revised compensation structure.

Employee :

Sharon Levkoviz

Date : December 7 ,2025

Company:

I.R. Med Ltd.

By:	Oded Bashan
Title:	Chairman
Date :	December 7 ,2025